Exhibit 2.1

Agreement and Plan of Merger by and between Magic Communications, Inc., PTNV Acquisition Corp.

and Post Tension of Nevada

AGREEMENT AND PLAN OF MERGER

by and among

Magic Communications, Inc., a Delaware corporation,

and

PTNV Acquisition Corp., a Florida corporation,

and

Post Tension of Nevada, a Nevada corporation

April 12, 2007

i

ii

iii

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into effective as of April 9, 2007, by and among Magic Communications, Inc., a Delaware corporation (“Parent”), PTNV Acquisition Corp., a Florida corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and Post Tension of Nevada, a Nevada corporation (the “Company”).

RECITALS

The Board of Directors of each of Acquisition Corp., Parent, and the Company have determined that it is fair and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the “Merger”), with the Company being the Surviving Corporation (as defined below in Section 1.1), upon the terms and subject to the conditions set forth herein.

The Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the corporate laws of their respective states (each a “State Law”), and upon the terms and subject to the conditions set forth herein, in the Articles of Merger (“Articles of Merger”) attached as Exhibit A hereto, and the Board of Directors of Parent has also approved the Merger, this Agreement, and the Articles of Merger.

The requisite shareholders of Acquisition Corp. and the Company have approved, by written consent and to the extent required by the State Law applicable to such corporation, this Agreement, the Articles of Merger, and the transactions contemplated hereby and thereby, including without limitation, the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. The Merger.

1.1 Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with State Law. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Nevada under the name: Post Tension of Nevada.

1.2 Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida in accordance with applicable State Law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3 Articles of Incorporation, Bylaws, Directors and Officers.

(a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation, and such Bylaws.

(c) The directors and officers listed in Exhibit D shall be the directors and officers of the Surviving Corporation and of the Parent, and each shall hold his respective office or offices from and after the Effective Time, until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.

1.4 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of Acquisition Corp.; and all the rights, privileges, powers and franchises of Acquisition Corp., and all property, real, personal and mixed, and all debts due to Acquisition Corp. on whatever account, as well for stock subscriptions as all other things in action or belonging to Acquisition Corp., shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of Acquisition Corp., and the title to any real estate vested by deed or otherwise in Acquisition Corp. shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of Acquisition Corp. shall be preserved unimpaired, and all debts, liabilities and duties of Acquisition Corp. shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5 Manner and Basis of Converting Shares.

(a) At the Effective Time:

(i) each share of common stock, $0.001 par value per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1)share of Class A common stock, without par value, and one (1) share of Class B common stock, without par value, of the Company, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Company;

(ii) each share of Class A common stock, without par value, and each share of Class B common stock, without par value, of the Company (collectively, the “Company Common Stock”) that shall be outstanding immediately prior to the Effective Time, excluding shares held by the Company and Dissenting Shares (as defined in Section 1.09) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 10,160.064 shares of common stock, $0.0001 par value per share (“Parent Common Stock”) of the Parent (the “Merger Consideration”). The ratio of the number of shares of Parent Common Stock into which each share of Company Common Stock shall be converted as provided in this section is hereinafter referred to as the “Common Stock Exchange Ratio.” Each certificate evidencing shares represented by the Merger Consideration issued pursuant to this Section 1.5(ii) shall bear the following legend (in addition to any legend required under applicable state securities laws):

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”)OR REGISTERED OR QUALIFIED UNDER APPLICABALE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH APPLICABLE STATE LAWS COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURIITES LAWS.”

(ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(iii) All options, warrants, and other rights (“Derivative Securities”) to purchase, subscribe for, or otherwise obtain shares of common stock of the Company shall be converted into that number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock covered by such Derivative Securities on the date hereof and (ii) the Common Stock Exchange Ratio rounded up to the nearest number of whole shares of Parent Common Stock.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that a stockholder has lost its certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), the Parent (directly or through its transfer agent) shall issue to each record holder of the Company Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of the Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5 hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Merger Consideration for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the Nevada Law.

1.7 Parent Common Stock. The Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) and 1.5(a)(iii) to be available for such purpose. The Parent further covenants that immediately prior to the Effective Time there will be no more than 3,414,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or Equity Securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other Equity Securities or giving the holder thereof the right to acquire any such common or preferred stock or other Equity Securities shall be issued or outstanding, unless otherwise required by this Agreement.

1.8 Issuance and Escrow of Additional Shares of the Parent Common Stock Immediately prior to the Effective Time, the Parent shall issue and deposit with the Escrow Agent 3,000,000 shares of Parent Common Stock (the “Escrow Shares”), and the Parent and the Company shall execute the Escrow Agreement attached as Exhibit E hereto.

1.9 Dissenting Shares If required under applicable State Law, notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with State Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such sections of applicable State Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under applicable State Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive shares of Parent Common Stock upon surrender, in the manner provided in Section 1.5, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

1.10 Registration Rights The Parent shall agree to register, under the Securities Act and all applicable state securities laws and rules, 33-1/3% of the shares of Parent Common Stock to be issued in connection with the Merger. Such registration rights shall include demand registration rights and piggyback registration rights to be granted to Ed Hohman and John

Hohman with respect to 33-1/3% of the shares of Parent Common Stock to be issued to them in connection with the Merger and piggyback registration rights to be granted to all other persons identified in the Piggyback Registration Rights Agreement attached hereto in Exhibit G with respect to 33-1/3% of the shares of Parent Common Stock to be issued to them in connection with the Merger.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Parent as follows:

2.1 Organization, Standing, Subsidiaries, Etc.

(a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement, the Articles of Merger and to carry out the terms hereof and thereof. Copies of the Articles of Incorporation and Bylaws of the Company that have been or will be been delivered to the Parent prior to the Closing Date are true and complete and have not since been amended or repealed.

(b) The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2 Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

2.3 Capitalization of the Company. At the Closing, the authorized capital stock of the Company will consist of four thousand (4,000) shares of common stock, without par value, of which three thousand (3,500) shares will be designated as Class A common stock, and of which 2,536 will be issued and outstanding; and of which five hundred (500) shares are designated as Class B common stock, and all of which will be issued and outstanding. The Company has no authority to issue any other capital stock. All of such shares will be duly authorized, validly issued, fully paid and nonassessable.

2.4 Company Stockholders and Derivative Securities of the Company. Schedule 2.4 hereto contains a true and complete list of the names of the record owners of all of the outstanding shares of Company Common Stock, together with the number of such securities held. There is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the exercise of the voting rights of Company Common Stock. Schedule 2.4 also contains a description of all shares of Parent Common Stock to be issued in exchange for all outstanding Company Derivative Securities and the persons to whom such shares of Parent Common Stock shall be issued at the Closing, as well as the shares of Parent Common Stock to be issued to MAGN Advisors.

2.5 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Articles of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Articles of Merger, which shall be filed upon or promptly after the Closing; provided, however, that the Company cannot consummate the Merger unless and until it receives the approval required by its stockholders under applicable State Law.

2.6 Compliance with Laws and Instruments. To the knowledge of the Company, the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Incorporation or Bylaws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Company.

2.7 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.8 Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth in Schedule 2.8 hereof.

2.9 Financial Statements. Attached hereto as Schedule 2.9 are the Company’s unaudited Balance Sheet (the “Balance Sheet”) as of December 31, 2006 (the “Balance Sheet Date”), Consolidated Statement of operations, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows as of and for the year ended December 31, 2006, and the Company’s audited Balance Sheet and related Statement of Operations, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash

Flows as of and for the years ended December 31, 2003, 2004 and 2005. Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.10 Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.11 Changes. Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, or (g) entered into any transaction other than in the usual and ordinary course of business.

2.12 Title to Property and Encumbrances. Except as disclosed in Schedule 2.10 and Schedule 2.12 hereto, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, and except as disclosed in Schedule 2.10 and Schedule 2.12 hereto, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.13 Litigation. Except as set forth on Schedule 2.13, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.14 Patents, Trademarks, Etc. Schedule 2.14 sets forth a list of all United States and foreign patents, trademarks, trade names, copyrights, and applications therefor used by the Company exclusively in and material to the conduct of its business (the “Patent and Trademark Rights”). Except as disclosed in Schedule 2.14, (a) the Company owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to the Company’s knowledge, the conduct of its business as now being conducted does not conflict with any valid patents, trademarks, trade names or copyrights of others in any way which has a material adverse effect on the business or financial condition of the Company or its business.

2.15 Disclosure. There is no fact relating to the Company that the Company has not disclosed to the Parent in writing that materially and adversely affects nor, insofar as the Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company. No representation or warranty by Company herein and no information disclosed in the schedules or exhibits hereto by Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

2.16 “C” Corporation. The Company agrees to revoke its election as an S corporation status prior to the Closing Date.

3. Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. jointly and severally represent and warrant to the Company, as follows:

3.1 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Florida. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles of Incorporation and Bylaws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Except as disclosed in Parent’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and other statements, reports, and filings (collectively, the “Parent SEC Documents”) filed with the Securities and Exchange Commission (the “Commission”), neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole stockholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2 Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 Broker’s and Finder’s Fees. Except for the firms engaged by the Company described in Section 2.8, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Articles of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced Parent or Acquisition Corp. to, or assisted them with, the transactions contemplated by or described herein.

3.4 Capitalization of Parent. The authorized capital stock of Parent consists of (a) 50,000,000 shares of common stock, $0.0001 par value per share (the “Parent Common Stock”), of which not more than 3,414,000 shares will be, prior to the Effective Time and prior to the issuance of the Escrow Shares, issued and outstanding. There are 1,000,000 shares of preferred stock authorized, $0.0001 par value per share, of which none are issued and outstanding. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5 Acquisition Corp. Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Articles of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Articles of Merger.

3.6 Validity of Shares. The shares of Parent Common Stock to be issued at the Closing pursuant to this Agreement and the Escrow Shares, when issued and delivered in accordance with the terms hereof and the Articles of Merger shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to this Agreement will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7 SEC Reporting and Compliance.

(a) The Parent filed a registration statement on Form 10-SB under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), on December 14, 2002, which became effective January 10, 2004 in accordance with Section 12(g) of the Exchange Act and the rule promulgated thereunder. Since that date, the Parent has filed with the Commission all reports required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act.

(b) The Parent has made available to the Company by means of its electronic filings with the Commission, true and complete copies of all the Parent SEC Documents filed by the Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) The Parent has not filed, and nothing has occurred with respect to which the Parent would be required to file, any report on Form 8-K since February 20, 2007.

(d) The Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e) The Parent’s stock trades on the Over-the-Counter Bulletin Board under the symbol “MAGN.OB.”

(f) Between the date hereof and the Closing Date, the Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

(g) To the best knowledge of the Parent, the Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8 Financial Statements. The balance sheets, and statements of operations, statements of changes in shareholders’ equity and statements of cash flows contained in the Parent SEC

Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 are audited by, and include the related report of Sherb & Co., LLP, Parent’s independent certified public accountants. The financial information included in the Annual Report on Form 10-KSB for the year ended December 31 2006, is audited, and reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10 Compliance with Laws and Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Articles of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Articles of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective articles or certificate of incorporation or Bylaws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the audited balance sheet of Parent as of December 31, 2006 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2006 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14 Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $500 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15 Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16 Employee Benefit Plans; ERISA.

(a) Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b) Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c) All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d) There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e) There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f) No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19 Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20 Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21 Assets and Contracts. Except as expressly set forth in a schedule to this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than two months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Schedule 3.21 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Parent, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.21, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Parent has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.21 or the Parent Balance Sheet or the notes thereto, as well as any additional agreements or documents, requested by the Company.

3.22 Employees. Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.23 Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4. Additional Representations, Warranties and Covenants of the Stockholders. Promptly after the Effective Time, the Parent shall cause to be mailed to each holder of record of

Company Common Stock that was converted pursuant to Section 1.5 hereof into the right to receive the Parent Common Stock a letter of transmittal (“Letter of Transmittal”), in substantially the form attached hereto as Exhibit F, which shall contain additional representations, warranties and covenants of such Stockholder, including, without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is acquiring the Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such the Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5. Conduct of Businesses Pending the Merger.

5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless the Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of the Company shall be conducted only in the ordinary course;

(b) the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c) the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d) the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e) the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). The Company will promptly advise the Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(f) the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

5.2 Conduct of Business by Parent and Acquisition Corp. Pending the Merger, prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(b) neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its articles or certificate of incorporation or Bylaws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(c) neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(a) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(d) neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(e) neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

6. Additional Agreements.

6.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock; provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any press release or public announcement prior to its release.

6.4 Appointment of Directors. The Parent shall accept the resignation of the current officers and directors of the Parent as provided by Section 7.2(f)(5) hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected and appointed to the Board of Directors of the Parent, in each case immediately upon the Effective Time, except that the resignation and appointment of certain directors shall be delayed until compliance with Section 14(f) of the Exchange Act, and the rules promulgated thereunder, is obtained, as more particularly set forth in Section 7.2(f)(5) hereof. At the first annual meeting of the Parent stockholders and thereafter, the election of members of the Parent’s Board of Directors shall be accomplished in accordance with the Bylaws of the Parent.

6.5 Registration Rights Agreements. As of the Effective Time, the Parent shall enter into Registration Rights Agreements, as described in Section 1.10, with certain of the Stockholders on substantially the terms set forth in the forms of agreement attached as Exhibit G.

7. Conditions of Parties’ Obligations.

7.1 Conditions of Obligations of the Parent and Acquisition Corp. to Close the Merger. The obligations of the Parent and Acquisition Corp. under this Agreement and the Articles of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived, in whole or in part, by the Parent or Acquisition Corp. as the case may be.

(a) No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d) The Company shall have delivered to the Parent a certificate dated the Closing Date, executed on its behalf by Edward Hohman, the President and Secretary of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Articles of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f) Supporting Documents. The Parent shall have received the following:

(1) Copies of resolutions of the Board of Directors and the Stockholders of the Company authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and Bylaws of the Company delivered to the Parent at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3) A certificate, dated the Closing Date certifying that, except for the filing of the Articles of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement, the Articles of Merger, and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, the Articles of Merger, or the carrying out of the transactions contemplated by the Merger Documents.

(4) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each other state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(5) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Parent may reasonably request.

(g) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to the Parent. The Company shall furnish to the Parent such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as the Parent or its counsel may reasonably request.

7.2 Conditions of Obligations of the Company to Close the Merger. The obligations of the Company under this Agreement and the Articles of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, and of which may be waived, in whole or in part, by the Company:

(a) No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Articles of Merger to be performed or complied with by them on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d) Certificate of Officer. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalves by their respective President and CEO, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e) Supporting Documents. The Company shall have received the following:

(1) Copies of resolutions of Parent’s and Acquisition Corp.’s respective boards of directors and the sole shareholder of Acquisition Corp. authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Articles of Merger, and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(2) A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the articles or certificates of incorporation and Bylaws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3) A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Articles of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement, the Articles of Merger, and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Articles of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(4) A certificate of Continental Stock Transfer, Inc., the Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of the Parent Common Stock, together with the number of shares of the Parent Common Stock held by each record owner.

(5) The executed resignations of Stephen D. Rogers and Maureen Rogers, as directors and officers of the Parent, with the officer resignation to take effect at the Effective Time, with the appointment of the officers identified in Exhibit D, to take effect at the Effective Time, and with the resignation of directors and the appointment of their replacements identified in Exhibit D to take effect upon compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder.

(6) [INTENTIONALLY OMITTED]

(7) Evidence as of a recent date of the good standing and corporate existence of the Parent made available to the Company by the Secretary of State of Delaware and evidence that the Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(8) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(f) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company, and the Parent shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

(g) Deposit of Escrow Shares. The Parent shall have deposited the Escrow Shares with the Escrow Agent and shall have executed the Escrow Agreement.

(h) Debt Financing. The Company or the Parent shall have entered into negotiations with one or more lenders to provide not less than $5,000,000 in debt financing to the Company following the Closing Date.

(i) Stockholder Approval. The stockholders of the Parent shall have approved the Merger and all related transactions as described in this Agreement.

8. Non-Survival of Representations and Warranties. The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for one (1) year beyond the Effective Time. This Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9. Amendment of Agreement. This Agreement, and the Articles of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto; and (ii) in the case of the Articles of Merger by the parties thereto.

10. Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Proposal” shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Articles of Merger” shall have the meaning assigned to it in the second recital hereof.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.9 hereof.

“Benefit Arrangements” shall have the meaning assigned to it in Section 2.12 hereof.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Post Tension of Nevada, a Nevada corporation.

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii).

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.12 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company or the Parent to be observed or performed under the terms of this Agreement, or any Merger Document, if such default or failure in performance shall remain unremedied for five (5) days.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall have the meaning assigned to it in Section 2.12 hereof.

“Escrow Agent” shall mean Colorado Business Bank.

“Escrow Shares” shall have the meaning assigned to it in Section 1.8 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company or the Parent. to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company or the Parent to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall have the meaning assigned to it in Section 2.9 hereof.

“Indebtedness” shall mean any obligation of the Company or the Parent which under generally accepted accounting principles is required to be shown on the balance sheet of the Company or the Parent, respectively, as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or the Parent, shall be deemed to be Indebtedness of the respective entity even though such obligation is not assumed by the such entity.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Parent, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money of the Parent, or (c) all such Indebtedness guaranteed by the of the Parent or for which the Parent, is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.5 hereof.

“Parent” shall mean Magic Communications, Inc., a Delaware corporation.

“Parent Balance Sheet” and “the Parent Balance Sheet Date” shall have the meanings assigned to them in Section 3.12 hereof.

“Parent Common Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.15 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.7 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.1 hereof.

“Patent and Trademark Rights” shall have the meaning assigned to it in Section 2.14 hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the stockholders of the Company.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11. Closing. The closing of the Merger (the “Closing”) shall occur on April 2, 2007, concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of Robinson Waters & O’Dorisio, P.C. referred to in Section 13.1 hereof. The Parent will deliver at such Closing to the Company the officers’ certificate referred to in Section 7.2 hereof and the Company will deliver to the Parent the officers’ certificate referred to in Section 7.1 hereof. All of the other documents, certificates and agreements referenced in Section 7 will also be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12. Termination Prior to Closing.

12.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of the Company and the Parent;

(b) By the Company, if the Parent (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified the Parent of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) By the Parent, if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Parent has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d) By either the Company, on the one hand, or the Parent, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Parent or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided, that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e) By either the Company, on the one hand, or the Parent, on the other hand, if the Closing has not occurred on or prior to May 2, 2007, for any reason other than delay or nonperformance of the party seeking such termination.

12.2 Termination of Obligations. Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 13.3 and 13.9; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

13. Miscellaneous.

13.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent or Acquisition Corp.:	Magic Communications, Inc.
5 West Main Street
Elmsford, New York 10523

With a copy to
Joseph I. Emas, P.A.
1224 Washington Avenue
Miami Beach, Florida 33139
Attention: Joseph I. Emas, Esq.

If to the Company: Post Tension of Nevada

1179 Center Point Drive

Henderson, NV 89074

Attention: Ed Hohman

With a copy to:	Robinson Waters & O’Dorisio, P.C.
1099 Eighteenth Street
Suite 2600
Denver, CO 80202
Attention: Jeffrey A. Bartholomew, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on be half of such party.

13.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

13.3 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

13.4 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

13.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

13.7 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

13.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Nevada by virtue of a failure to perform an act required to be performed in the State of Nevada. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Nevada for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Nevada, and further irrevocably waive any claim that any suit, action or proceeding brought in Nevada has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT

Magic Communications, Inc.

By:

ACQUISITION CORP.

PTNV Acquisition Corp.

By:

COMPANY:

Post Tension of Nevada

By:

Exhibit A

Articles of Merger

Exhibit B

Articles of Incorporation of Surviving Corporation

Exhibit C

Bylaws of Surviving Corporation

Exhibit D

Officers and Directors of Surviving Corporation and the Parent

Directors:

John Hohman
Ed Hohman
Kelly T. Hickel
[Two designees of the Parent to be named after the Closing]

Officers:

Chairman of the Board	Ed Hohman
Chief Operating Officer	John Hohman
President	Ed Hohman
Chief Financial Officer	Kelly T. Hickel (acting)
Chairman of the Audit Committee	Kelly T. Hickel
Secretary	Kelly T. Hickel
Treasurer	Sabatha Golay

Exhibit E

Escrow Agreement

Exhibit F

Letter of Transmittal

Exhibit G

Registration Rights Agreements

Schedule 2.4

Company Stockholders and Holders of Company Derivative Securities

Common Stock Ownership

Schedule 2.8

Broker’s and Finder’s Fees

Schedule 2.9

Company Financial Statements

Schedule 2.10

Undisclosed Liabilities

Schedule 2.11

Changes in Liabilities

Schedule 2.12

Title to Property and Encumbrances

Schedule 2.13

Litigation

Schedule 2.14

Patents, Trademarks

Schedule 3.21

Assets and Contracts